Exhibit 99.1

BURGERFI INTERNATIONAL, INC. NAMES CARL BACHMANN AS CEO

Attracts seasoned restaurant executive from competitor burger chain to lead Company

FORT LAUDERDALE, FL (Tuesday, May 30) – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of leading fast-casual brand BurgerFi and the casual dining pizza brand Anthony’s Coal Fired Pizza & Wings, recently attracted industry veteran Carl J. Bachmann from a larger burger chain and appointed him as CEO for their organization. Bachmann, who will start with the Company on July 10th, is a career restaurant professional with extensive experience in both the burger and pizza spaces. He has served in various leadership roles and has an established record of growing brands and helping them remain competitive.

“Carl brings a wealth of experience and knowledge in the restaurant space that will be valuable for our enterprise. His successful leadership of restaurants combined with his innovative experiences, particularly within the burger and pizza spaces, give him a unique and deep understanding of our brands – particularly how to help drive us toward growth,” said Ophir Sternberg, Executive Chairman of BurgerFi and Founder & CEO of Lionheart Capital.

Prior to joining BurgerFi, Bachmann served as President for Smashburger, the Denver-based chain that specializes in custom burgers. In this role he launched a 5-point business plan designed to accelerate growth, which he aimed to achieve by retooling the entire organization including rebuilding the leadership team, bringing back high-quality food products, redefining the real estate portfolio, launching new food safety, service and cleanliness and restaurant condition initiatives, and relaunching the brand with a new marketing team and direction.

Under his leadership, Smashburger experienced double digit systemwide same store sales growth along with double digit expansion of both the corporate and franchise footprint. During his leadership, Smashburger also migrated to new e-commerce platform, resulting in a large increase in owned channel digital revenues and improved customer experience. Bachmann initially joined Smashburger in 2017 as Chief Operating Officer before taking on the role of President.

Bachmann’s executive roles also include Senior Vice President of Operations for Bertucci’s, the Boston-based brick oven Italian concept, which he joined in 2014. Under his guidance, the company experienced substantial EBITDA improvements and, in 2015, the company recognized him as Executive of the Year.

Before Bertucci’s, for nearly 18 years, Bachmann dedicated his talents and expertise to Ruby Tuesday, the casual dining chain. In 1994, he joined the company as Director of Operations and during his tenure, the brand grew from 80 restaurants to more than 1,000. He was recognized multiple times with the Chairman’s Award for top executive leadership.

In 1998, Bachmann turned to entrepreneurship and purchased the rights to the Ruby Tuesday concept on Long Island, NY. As an owner and operator, he grew his portfolio to 10 locations and more than $26 million in annual revenues. He was recognized as the Franchisee of the Year twice. During his 12 years of franchise ownership, Bachmann continued to support the organization through franchise relations and support. He assisted with recruiting, onboarding, training, and supporting new franchisees. His team trained and developed numerous franchise teams in the U.S. and internationally.

In addition to his professional endeavors, Bachmann has been deeply involved with his community. He served as Chairman of the Board of the Long Island March of Dimes for nine years. He has also served on the organization’s state and national boards.

“My passion for the restaurant and hospitality industry started at an early age and I’ve been fortunate to have been able to build my career on something I truly enjoy,” said Carl Bachmann. “BurgerFi and Anthony’s are two amazing brands that are committed to offering guests the best quality products and service. I’m honored to take on this leadership role and help guide the organization into an exciting future.”

For more information about BurgerFi, visit www.BurgerFi.com. To learn more about Anthony’s, visit www.acfp.com.

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Fresh, Hand-Cut Sides, and Frozen Custard Shakes and Concretes. BurgerFi was named “The Very Best Burger” at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival, “Best Fast Casual Restaurant” in USA Today’s 10 Best 2022 Readers’ Choice Awards for the second consecutive year, QSR Magazine’s Breakout Brand of 2020 and Fast Casual’s Top Ten Brands for 10 consecutive years and in 2021 #1 Brand of the Year. Consumer Report’s Chain Reaction Report awarded BurgerFi an “A-Grade Angus Beef” rating in 2018. In 2021, Consumer Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC.

About Anthony’s Coal Fired Pizza & Wings

Anthony’s Coal Fired Pizza & Wings was acquired by BurgerFi International Inc. (Nasdaq: BFI, BFIIW), on November 3, 2021 and is a premium pizza and wings brand that operates 60 corporate-owned casual restaurant locations. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today’s Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

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Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi’s estimates of its future business outlook, prospects or financial results, including potential growth, as well as the future employment of Mr. Bachmann. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 3, 2023, and those discussed in other documents we file with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.